EXHIBIT 99.1—Portion of Press Release dated May 22, 2002

Nokia Makes Investment In Redback Networks

Agreements Include Equity Investment and Cooperation in Global Sales, Customer Service and Technology Development

Nokia Networks, the infrastructure arm of Nokia Corporation (NYSE: NOK), and Redback Networks Inc. (NASDAQ: RBAK), today announced strategic agreement to increase broadband solution sales and access to strategic customers. In addition, Nokia and Redback agree to cooperate on technology development and product solutions. Furthermore, Nokia takes a 10 percent stake of unregistered common stock in Redback with an option to purchase an additional amount from Redback to increase its ownership of Redback’s outstanding common stock to less than 20 percent. The investment also comes with a Nokia seat on the board of directors of Redback Networks.

This agreement brings together two leaders in their respective markets to provide solutions that enable network operators and service providers to build multiservice broadband networks that deliver high value IP services.

Nokia and Redback will expand their existing commercial relationship to include global distribution of wireline intelligent edge and broadband access products. Redback Networks and Nokia’s Broadband Systems Divisions’ sales forces and channels will closely cooperate to target leading carriers and service providers.

“We are pleased to further strengthen our relationship with Redback, a recognized leader in subscriber management and IP technologies, and we believe the strength of our complementary technology cooperation and product solutions will bring significant advantages to our customers,” said Ari Lehtoranta, Senior Vice President, Nokia Broadband Systems. “This cooperation and shared vision of the network evolution will deliver immediate benefits of an expanded product portfolio and integrated support services to customers of both Nokia and Redback.”

“We are pleased to expand the scope of our relationship with Nokia at a time when new revenue generating services are crucial to the service provider business model,” said Kevin DeNuccio, Redback’s President and CEO. “Nokia’s expertise in wireless IP networks and broadband access coupled with Redback’s leading subscriber management and edge routing technology will enable faster delivery of services at the edge of the network.”

Over the next several months, Nokia and Redback will be executing a number of joint technology cooperation initiatives. Immediate initiatives include linkages of products in the DSL and wireline intelligent edge market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Redback Networks’ expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include statements regarding future sales, sales distribution, product enhancements, product offering, support services, delivery of services and future success of the strategic relationship. All forward-looking statements included in this document are based upon information available to Redback Networks as of the date hereof, and Redback Networks assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Such risks include without limitation failure to achieve successful implementation of the strategic relationship and other risks relating to Redback Networks’ business that are set forth in the documents filed by Redback Networks with the Securities and Exchange Commission, specifically the most recent report on Form 10-K, Form 10-Q, and the other reports filed from time to time with the Securities and Exchange Commission.